Exhibit 10.46
AGREEMENT OF PURCHASE AND SALE
     This Agreement of Purchase and Sale (this “Agreement”) is made and entered into this 7th day of July, 2006, by and between ASSET CAPITAL PARTNERS, L.P., a Delaware limited partnership (the “Buyer”) (the “Buyer”) and MOR FORBES 2 LLC, a Maryland limited liability company (the “Owner”), Manekin Forbes LLLP a Maryland limited liability limited partnership (“MIA”) and Corporate Office Properties L.P., a Maryland limited partnership (“COPT”; MIA and COPT are hereinafter referred to as the “Interest Holders”; Owner and Interest Holders are hereinafter referred to as the “Seller”).
EXPLANATORY STATEMENT
          A. MOR FORBES 2 LLC is the owner of certain improvements containing approximately 56,317 square feet located at 4230 Forbes Boulevard in Lanham, Maryland situated upon approximately 4.5370 acres of land known as Parcel W as shown on the Plat entitled: “Parcels ‘V’ and ‘W’, Block “A” (being a new subdivision of the residues of Parcels J, K, and L, Block “A”) Hanson-Palmer Business Park”, which Plat was recorded among the plat or land records of Prince Georges’s County, Maryland on December 9, 2002 in Plat Book REP 195 as Plat No. 46, as more particularly described and set forth on the plat (the “Land”, together with all buildings thereon (the “Improvements”); the Land and the Improvements are hereinafter collectively referred to as the “Property”). In addition, the Property shall include all right, title and interest of the Seller in and to any and all (i) easements, covenants, rights or other appurtenances pertaining to the Land and Improvements, including any right, title and interest of Seller in and to adjacent streets, roads, alleys and rights-of-way; (ii) all fixtures, if any, located on, attached to, or used in connection with the Improvements; (iii) leases and occupancy agreements, and maintenance and service contracts concerning the Improvements; (iv) plans, permits, licenses, guarantees, warranties, telephone numbers, property or building names, if any, and other intangible rights, if any, associated with the Land and Improvements; and (v) such other rights, interests and properties as may be specified in this Agreement to be sold, transferred, assigned, or conveyed by Seller to Buyer.
          B. The Interest Holders own 100% of all of the limited liability company ownership interests in Owner. Buyer wishes to purchase the limited liability interests in the Owner from the Interest Holders and the Interest Holders wish to sell their interest in the Owner to Buyer upon the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants and promises of Seller and Buyer, the Explanatory Statement which is deemed a substantive part of this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer intending to be fully and legally bound hereby covenant and agree as follows:
     1. Agreement to Sell and Purchase. Interest Holders hereby agrees to sell and convey to Buyer and Buyer hereby agrees to purchase from Interest Holders, subject to the terms and conditions hereinafter set forth, all of the ownership rights in the Owner (collectively, the “Interests”).

     2. Purchase Price and Deposit.
          The purchase price for the Interests (the “Purchase Price”) shall be SIX MILLION EIGHT HUNDRED THOUSAND DOLLARS ($6,800,000.00).
          B. The Purchase Price shall be paid as follows:
               (1) Within three (3) business days after the date of receipt by Buyer of a fully executed copy of this Agreement (the “Effective Date”), Buyer shall deliver to Chicago Title Insurance Company (the “Escrow Agent”) the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (the “Initial Deposit”). Within two (2) business days after the expiration of the Study Period (as hereinafter defined), if Buyer does not exercise its option to terminate this Agreement, Buyer shall deliver to Escrow Agent the additional amount of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (the “Additional Deposit”; the Initial Deposit and the Additional Deposit are collectively referred to herein as the “Deposit”), so that the amount held by Escrow Agent will then total TWO HUNDRED THOUSAND DOLLARS ($200,000.00). The Deposit shall be paid in cash and shall be held by Escrow Agent in a federally insured interest bearing account. Any interest that may accrue thereon shall be added to and deemed a part of the Deposit.
               (2) The Deposit shall be deemed non-refundable following the Due Diligence Period and satisfaction of all conditions to close as hereinafter provided, unless (i) Seller is unable or unwilling to comply with the terms of this Agreement or (ii) in the event that Buyer has the right to terminate this Agreement pursuant to Sections 4, 5, 7, 9 and/or 15(A). At and in the event of Closing (as hereinafter defined), Seller agrees that the Deposit shall be applied as a credit to the Purchase Price.
               (3) The Purchase Price, less any credit for the Deposit, shall be paid to Seller in full via federal wire transfer to the Deposit Account at Closing.
     3. Escrow Agent. Escrow Agent joins hereinbelow to evidence its agreement to hold the Deposit in accordance with the terms and conditions of this Agreement. Further, the following provisions shall control with respect to the rights, duties and liabilities of the Escrow Agent:
          A. The Escrow Agent shall have no responsibility hereunder except for the performance by it in good faith of the acts to be performed by it hereunder, and the Escrow Agent shall have no liability except for its own willful misconduct or gross negligence.
          B. The Escrow Agent shall be reimbursed on an equal basis by Buyer and Seller for any reasonable expenses incurred by the Escrow Agent arising from a dispute with respect to the amount held in escrow, including the cost of any legal expenses and court costs incurred by the Escrow Agent, should the Escrow Agent deem it necessary to retain an attorney with respect to the disposition of the amount held in escrow (subject to the prevailing party’s right to seek reimbursement from the other party).

          C. In the event of a dispute between the parties hereto with respect to the disposition of the amount held in escrow, Escrow Agent shall be entitled, at its own discretion, to deliver such amount to an appropriate court of law pending resolution of the dispute.
          D. The Deposit Account wiring instructions for the Escrow Agent will be provided concurrently with the execution and delivery of this Agreement.
     4. Title Examination. Seller has furnished Buyer a copy of Seller’s existing Lender’s Title Insurance Policy No. 9886-20115 issued by Chicago Title Insurance Company (the “Title Policy”), a copy of which is attached hereto as Exhibit A and all other information Seller has regarding the title to the Property, if any. Seller represents and warrants that title to the Property shall remain as it is in the Title Policy, except that all monetary liens and encumbrances shall be removed by Seller prior to Closing, unless otherwise agreed to by Buyer on the Closing Date.
     5. Buyer’s Inspection Rights Prior to Closing:
          A. Buyer acknowledges that it is buying the Interests subject to the Property being in an AS IS, WHERE IS CONDITION. Buyer shall have a period commencing on the Effective Date of this Agreement and ending thirty (30) days thereafter (hereinafter referred to as the “Study Period”), during which Buyer shall investigate the Property to determine, in its sole discretion, if the Property is suitable for Buyer’s use and development. Seller has delivered to Buyer true, correct and complete copies of each of the following documents and all other information with respect to the Property in Seller’s possession or reasonably available to Seller (collectively, the “Seller’s Documents”):
               (i) Notices. All correspondence, plans, drawings, or written notices from any governmental or quasi-governmental authority relating to the Property, the public roads adjacent or in the vicinity thereof, and entrances and ingress and egress thereto.
               (ii) Title Insurance. Copies of Seller’s title insurance policies affecting the Property together with legible copies of all exceptions.
               (iii) Surveys and Plats. All existing surveys and plats of the Property.
               (iv) Environmental Reports. All environmental reports for the Property, including (without limitation) site assessments, remediation and tank removal reports.
               (v) Subdivision Plans. All subdivision plans, recorded subdivision plats, conceptual design plans, site plans, and any and all other land use plans heretofore prepared for the Property and possessed by the Seller, whether recorded or unrecorded.
               (vi) Licenses/Permits. Existing permits or permit applications for or relating to the Property filed or prepared to be filed by the Seller with any governmental or quasi- governmental authority.
               (vii) Soil Reports. Soil reports for the Property including any and all soil, topographical, compaction, grading or similar reports, studies, plans or permits.

               (viii) Tax bills. All tax bills affecting the Property (or any portion thereof) for the past two (2) years and all written notices of change in the assessed value of the Property (or any portion thereof).
               (ix) Deed. Seller’s deed of conveyance to the Property.
               (x) Agreements. Any existing ground leases, leases, use agreements, or management, maintenance or service contracts, or any similar agreements or contracts relating to or affecting use of the Property, and an identification of any commissions or management or brokerage fees or other amounts due to parties other than Seller under such documents.
               (xi) Leases. Copies of all leases, rental agreements and other agreements relating to the right to occupy all or any portion of the Property (“the Leases”), a list of which is attached hereto as Exhibit B, together with a Rent Roll, which is attached hereto as Exhibit C, summarizing the pertinent information relating to such leases.
               (xii) Operating Statements. Balance sheets, income and cash flow statements, and other financial statements concerning the Property and Owner for the calendar years 2003 – 2005, audited or certified to Buyer, and monthly year to date information.
               (xiii) Maintenance Records. Engineering reports and property inspection reports relating to the Property.
               (xiv) Organizational Documents. Copies of Owner’s articles of organization and Owner’s limited liability company operating agreement and Owner’s tax returns for each calendar year following formation.
          B. Seller hereby grants to Buyer, its designated agents, employees, contractors and representatives, full access to the Property during normal business throughout the term of this Agreement, including the right at Buyer’s own risk, cost and expense to conduct appraisals, engineering, percolation, soil compaction tests, surveys, water, sanitary and storm and sewer availability tests, verifying utility existence and such other examinations or investigations for such other purposes as Buyer shall deem appropriate (collectively, the “Due Diligence Studies”); provided, however, that same, unless otherwise provided herein, shall be done at the sole cost and expense of Buyer and shall be performed in such a manner so as not to materially damage the Property or substantially interfere with Seller’s use of same. Buyer further agrees, at its sole cost and expense, in the event Closing does not occur, to restore the Property in as reasonable a fashion as possible, to its condition immediately prior to said testing. During the Due Diligence Period, Seller shall make available to Buyer the information more particularly described in Exhibit E.
          C. Buyer shall pay for all work and materials and services furnished by or on behalf of the Buyer of the Property. It is understood that no person or entity engaged by Buyer shall be entitled to file a lien against the Property on account of any work, materials or services furnished at the Property in connection with the Due Diligence Studies, and Buyer shall inform all agents, representatives, contractors or consultants engaged by Buyer of the same. Buyer agrees not to disrupt the business of the Tenants and other persons at the Property or to disclose the proposed sale to the Tenants or other persons at the Property, if any.
          D. Buyer hereby agrees to save, indemnify and hold harmless Seller from all costs and expenses incurred by the Seller in connection with the failure of the Buyer to restore the Property to its existing condition or to otherwise comply with the terms of this Section 5, which indemnification shall survive the termination of this Agreement.
          E. Additionally, Seller shall advise and ensure that all employees of or consultants to Seller fully cooperate, to the extent such cooperation can be performed without additional cost to Seller, with Buyer. Buyer agrees to keep all the Seller’s Documents confidential and to return to Seller all of the Seller’s Documents in the event that Closing does not occur hereunder.
          F. In the event that the results of any of Seller’s Documents or any Due Diligence Studies are unsatisfactory to Buyer for any reason whatsoever, or Buyer determines for any reason in Buyer’s sole and exclusive judgment, that the Property is not suitable for Buyer’s use and development, then Buyer may terminate this Agreement by giving written notice to Seller prior to the expiration of the Study Period. Upon such termination, the Deposit shall returned to Buyer by Escrow Agent; provided that $5,000 of the Deposit shall be withheld by Escrow Agent until after Buyer has returned all of the Seller’s Documents. The return of such Seller’s Documents shall be a pre-condition to the release or return to the Buyer of the balance of the Deposit. If no notice is given by Buyer, Buyer shall be deemed to have elected to terminate this Agreement, Buyer shall return Seller’s Documents to Seller and the Deposit shall be returned to Buyer as herein provided.
     6. Representations and Warranties of Seller and Buyer.
     Seller hereby represents and warrants to Buyer, which representations and warranties shall be true and correct as of the date hereof and as of the Closing Date and shall survive Closing, that:
          A. Sellers (i) each have full authority and power to enter into, execute, seal, acknowledge and deliver this Agreement and to consummate each and all of the transactions contemplated hereby, (ii) are validly organized entities in good standing with the laws of the State of Maryland, and (iii) have complied with all applicable laws to the extent necessary on its part to consummate each and all of the transactions contemplated hereby. Further, the Agreement is Seller’s legal and binding obligation, enforceable against them in accordance with its terms.
          B. Owner (i) owns good and marketable and insurable title to the Property in fee simple, free and clear of all covenants, encumbrances, judgments, liens, mortgages, restrictions, and encumbrances except for those matters set forth in the Title Policy (but specifically excluding any monetary liens) and (ii) has no outstanding debt obligations or other liabilities, actual or contingent, other than as related to its existence and by virtue of its ownership of the Property (i.e., Maryland organizational fees and real estate property taxes).

          C. To the best of Seller’s knowledge, the Seller’s Documents and the other information concerning the Property is true, correct and complete in all material respects.
          D. Interest Holders (i) have full authority and power to sell their Interests, (ii) own the Interests free and clear of any and all liens, encumbrances or restrictions and (iii) have full power and authority to enter into this transaction and sell the same without the approval or consent of any person, entity or governmental authority and have taken or caused to be taken any and all actions, and have obtained any and all consents or approvals, which they must take or receive for them to be entitled to take any or all of the actions which they are required to take by the provisions of this Agreement.
          E. To the best of Seller’s knowledge, and except as set forth on the Phase I Environmental Site Assessment dated May 19, 1998 and prepared by ALI, L.C. Environmental Consulting Environmental Services, a copy of which has been previously delivered to Buyer, the Property (including the land, surface water, grade water and improvements) is (i) free from contamination of Hazardous Wastes, (ii) has not been used, and is not now being used, for the storage, use, treatment or disposal of solid or Hazardous Wastes, other than those which may be sold or used in ordinary and reasonable amounts by tenants under leases covering a portion of the Property (collectively, the “Tenants”), (iii) the Property is in compliance with all environmental laws and regulations, (iv) there are no wetlands existing on or about the Property and no permit is required under Section 404 of the U.S. Clean Water Act of 1977 to develop the Property as proposed in the Plans and Specifications and(v) there are no underground tanks on the. In addition, Seller has no knowledge of any notice, investigation, charge requirement or order (past, present or future) by any environmental agency or authority with respect to the Property. As used in this Subsection C, “Hazardous Wastes” means any flammable materials, radioactive materials, hazardous waste, toxic substances or related materials, including, without limitation, asbestos, polychlorinated byphenyls, urea-formaldehydes, radon and any substance defined as or included in the definition of (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 et. Seq.), as amended from time to time, and the regulations promulgated thereunder; (b) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et. seq.), as amended from time to time, and the regulations promulgated thereunder; (c) such “oil, petroleum products, and their byproducts” as defined by and subject to the Maryland Environment Code Annotated Section 4-411(a)(3), as amended from time to time, and the regulations promulgated thereunder; (d) any “hazardous substance” as defined by the Maryland Environment Code Annotated, Title 7, subtitle 2, as amended from time to time, and the regulations promulgated thereunder; and (g) any other substance which by law requires special handling in its collection, storage, treatment or disposal.
          F. The Property is zoned I-1, and the Seller has no knowledge of any fact, action or proceeding, whether actual, pending, or threatened, which could result in a modification or the termination of such zoning. There are not, and as of the Closing date there will not be, any uncured violations of federal, state or municipal laws, ordinances, orders, regulations, or requirements affecting any portion of the Property.
          G. Seller has no knowledge of any pending or contemplated casualty or condemnation proceedings affecting any portion of the Property.

          H. Owner has complied with all applicable laws, ordinances, restrictions, statutes, rules, and restrictions pertaining to and affecting the Property. Performance of this Agreement will not result in any breach of, or constitute any default under, or result in the imposition of, any lien or encumbrance upon the Property under any agreement or other instrument to which Seller is a party or by which Seller or the Property might be bound. Seller has received no notice, nor does Seller have any knowledge, that the Property is in violation of any city, county, state or federal rule, regulation, statute, law ordinance or proclamation including but not limited to building codes, zoning ordinances and land use ordinances.
          I. There are no legal actions, suits, or other legal or administrative proceedings, including condemnation cases, pending or threatened, against the Property or Seller, and Seller is not aware of any facts which might result in any such action, suit or other proceedings.
          J. No management, maintenance, or service contracts or other similar agreements affect the Property other than those set forth in Exhibit D attached hereto and that all said contracts listed, except as noted on Exhibit D, may be terminated without penalty by sending thirty (30) days prior written notice of cancellation. Seller agrees to provide notices of termination for any or all of such contracts as Buyer shall request prior to the expiration of the Due Diligence Period, and Seller shall be responsible for all costs associated therewith.
          K. The Leases as set forth in Exhibit B attached hereto (collectively, the “Leases”), including the Lease in favor of PG PIU Party Place LLC (the “Party Place Lease”), are true and correct and complete and are in full force and effect according to their terms. There is no event of default existing under the any of the Leases, and except for the Leases, there are no other parties in possession of or with rights of possession to any portion of the Property as lessees, tenants at sufferance, trespassers or otherwise. All of the tenants under the Leases other than the Party Place Lease and Northrop Grumman are in possession of their respective premises, and Landlord has duly and fully performed all of its obligations thereunder, or will be fully performed prior to Closing. All information set forth in any Rent Roll delivered to Buyer shall be true, correct, and complete in all material respects as of its date. Except as shown on the Rent Roll, no tenant under any Lease is entitled to any concession or allowance, nor has any tenant paid rent more than for the current month.
          L. Other than as set forth on Exhibit F, there are no leasing, management or brokerage fees of any type, description or kind due or payable with respect to the Property or Owner, and no understanding or agreement with any party exists as to payment of any leasing commissions or fees regarding future leases or as to the procuring of tenants. Seller shall be obligated to pay any commissions or tenant improvements which are due or may become due on or after Closing with regard to the existing Leases, including the Party Place Lease. Buyer shall be solely responsible for the payment of any leasing commissions affecting the Property on account of any new leases of the Property approved by Buyer following the Effective Date or the renewal or expansion of the existing Leases as disclosed on Exhibit F, provided that in no event shall Buyer be liable for any commissions or fees due to Owner or any Interest Holders or their respective affiliates on account of any existing Lease.

          M. Seller has no articles of personal property located on or attached to the Property.
          N. All contractors, sub-contractors, laborers and materialmen hired by Seller or by its property manager to improve or benefit the Property have been or will be paid in full by Seller prior to Closing, and Seller shall deliver to Buyer at Closing final lien waivers and/or releases of liens from all such contractors, sub-contractors, laborers and materialmen who have performed work at the Property and are entitled to file a mechanics’ lien against the Property.
          O. The financial statement of operations of the Property for the last two (2) complete calendar years have been delivered to Buyer and are correct, accurate and complete and not subject to any material omissions.
          P. Seller has not entered into any other contract of sale for the Property or any part thereof, and Seller has not assigned or encumbered this Agreement. No other party has an option or right of first refusal to purchase the Property.
          Q. There is no bankruptcy, insolvency, rearrangement, or similar action or proceeding, whether voluntary or involuntary, pending or to the best of Seller’s actual knowledge, information and belief, threatened against Seller.
          R. There is not, and at Closing will not be, a default or event of default under any provision of any mortgage, indenture, deed of trust, instrument or agreement serving or affecting the Property.
          S. The Interest Holders’ sale of the Interests is not subject to any federal, state, or local withholding obligation under the tax laws applicable to Seller or the Property.
          T. Neither Seller nor any of its affiliates (i) is listed on any Government Lists, (ii) has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13244 (September 23, 2001) or in any enabling or implementing legislation or other Presidential Executive Orders in respect thereof, (iii) is a person or entity who has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any violation of the Patriot Act, or (iv) is currently under investigation by any governmental authority for alleged criminal activity. Seller has no reason to believe that this transaction, including, without limitation, the source of its funds, would result in a violation by Buyer or Seller of the Patriot Act, OFAC Laws and Regulations, or any other anti-terrorism or anti-money laundering laws or regulations, including, without limitation, the Bank Secrecy Act, as amended, or the Money Laundering Control Act of 1986, as amended.
In addition to the warranties and representations which the Seller has made or is to make at Closing under the provisions of this Agreement, the Seller hereby represents and warrants to the Buyer, and shall be deemed, by the assignment and delivery of the Interests to the Buyer at Closing, to have represented and warranted to the Buyer (which representations and warranties shall survive Closing for a period of eighteen (18) months after the Closing), that, as of Closing:

     (i) Owner (x) is a limited liability company duly organized and validly existing, in good standing, all under the law of Maryland, (y) Owner will have no debt obligations or any other liability, actual or contingent, at Closing and (z) has filed any and all federal and Maryland interim, final or estimated income, excise, personal, property, franchise or license tax returns which Owner at any time heretofore has been required by law to file (and any other such return which Owner at any time heretofore or hereafter at or before Closing been required by law to file in any other jurisdiction), and has paid any and all taxes, interest, penalties or other sums shown thereby to be due from Owner, and no amounts accruing prior to the Closing shall remain due and outstanding following the Closing. All such returns accurately and completely reflect the amount and nature of Owner’s (or its members’) actual liability for such taxes, interest, penalties or other sums due from Owner under applicable law. Owner’s sole asset is the Property. The Organizational Documents delivered to Buyer are true and correct and complete (and have not been amended except as expressly set forth therein), and are in full force and effect according to their terms.
     (ii) All of the Interests were validly issued and are fully paid and non-assessable. The Interests constitute all of the ownership interests in Owner, and no person has any right or option to acquire the Interests or any other ownership interests in Owner in addition to the Interests. The Interest Holders are, immediately before the transfer and delivery of the Interests to the Buyer at Closing, the sole legal and beneficial owners of such Interests, have not sold, transferred or encumbered any or all of the Interests, and have the full and sufficient right at law and in equity to assign and transfer the Interests to the Buyer in accordance with the provisions of this Agreement, free and clear of any and all right, title or interest therein of any other person whatsoever. The Buyer will, by the Interest Holders’ execution and delivery of an assignment to the Buyer at Closing, thereby be immediately and unconditionally vested with the full and exclusive legal and beneficial title to and ownership of all of such Interests, free and clear of any liens, encumbrances, or other ownership, contractual or other rights whatsoever. None of the Interests is the subject of any voting trust agreement or other agreement relating to the ownership of any of the Interests or any of the rights held by the holder thereof, or restricting in any way the sale or other transfer thereof.
       The Interest Holders shall, and by their execution of the Assignment do, jointly and severally with any other party liable hereby, defend, indemnify and hold harmless the Buyer against and from any and all loss, damage, expense, liability or claim of liability which the Buyer incurs at any time on or after Closing arising out of any breach of any of the Interest Holders’ warranties, representations or obligations set forth in the provisions of this Agreement; provided however that any suit or action for breach of such action must be commenced within eighteen (18) months after the Closing or any claim based thereon shall be deemed irrevocably waived.
       7. Conditions to Buyer’s Obligation to Close. Buyer shall have no obligation to consummate the transactions provided by this Agreement and thus to close hereunder, in which event the Deposit shall be promptly returned to Buyer by Seller (but Buyer shall be entitled to consummate the transactions provided hereby, close and waive the fulfillment of any condition below set forth, or to consummate the transactions provided hereby and require Seller to comply with any such condition required to be fulfilled by Seller) unless at or before the time of Closing or the required time for performance, as applicable, each and every of the following conditions shall have been fully met and complied with:
          (a) Each and all the representations and warranties of Seller set forth in Section 6 hereof shall be true and accurate in all material respects as at and as of the time of Closing as though such representations and warranties were made as at and as of such time.
          (b) Seller shall have performed and complied with all covenants and agreements required by this Agreement to be performed and complied with by it prior to or at the time of Closing.
          (c) Buyer shall have received Tenant Estoppel Certificates executed by tenants under all of the Leases, which executed certificates shall be acceptable to Buyer with no adverse disclosure therein.
          (d) Escrow Agent shall deliver to Buyer at Closing at Closing an ALTA Form B (or other form required by state law) Owner’s Policy of Title Insurance (the “Owner’s Title Policy”), with extended coverage (i.e., with ALTA General Exceptions 1 through 5 deleted, or with corresponding deletions if the Property is located in a non-ALTA state), issued by the Escrow Agent as of the date and time of the delivery of the Assignments, in the amount of the Purchase Price, containing those endorsements (including “non-imputation” and “Fairway”) and provisions which Escrow Agent has committed to issue as of the expiration of the Due Diligence Period, insuring Owner as owner of good, marketable and indefeasible fee simple title to the Property, and subject only to the permitted exceptions shown in the Title Policy. Interest Holders shall execute at Closing an owner’s affidavit sufficient to remove standard printed exceptions and provide gap protection and otherwise in such form as the Escrow Agent shall reasonably require for the issuance of the Owner’s Title Policy (the “Owner’s Affidavit”). The Owner’s Title Policy may be delivered after the Closing if at the Closing the Escrow Agent issues a currently effective, duly-executed “marked-up” Title Commitment and irrevocably commits in writing to issue the Owner’s Title Policy in the form of the “marked-up” Title Commitment promptly after the Closing Date.
     The parties agree to use all commercially reasonable efforts to cause those conditions which they are respectively to satisfy to be so satisfied.
     8. Acts Affecting Property. After the date hereof and prior to Closing, Seller shall continue to operate the Property in the normal and usual manner and will not mortgage or otherwise encumber the Property or remain an obligation of the Owner following Closing without the prior written consent of Buyer. Seller shall comply with its obligations under existing Leases, but shall not enter into any new leases of the Property without the prior written consent of Buyer, which may be granted or withheld in Buyer’s sole and absolute discretion. Seller will refrain from committing any waste or nuisance upon the Property; and Seller will observe the laws, ordinances, regulations, and restrictions affecting the Property and its use and shall operate the Property in a safe and prudent manner.
     9. Risk of Loss. In the event that prior to Closing, any portion of the Property or any rights or easements therein shall be damaged by fire or other casualty or taken by condemnation or right of eminent domain or like process (hereinafter referred to as a “Loss”) or shall be threatened therewith, Buyer shall, within thirty (30) days after having received notice thereof, elect in writing to either:
          (a) continue this Agreement in full force and effect, notwithstanding such Loss or threatened Loss with: (i) a reduction in the Purchase Price equal to the insurance proceeds if a casualty or purchase price per acre multiplied by the number of acres, or portion thereof, of the Property if condemned, or (ii) an irrevocable assignment from Seller to Buyer of all right, title and interest in and to any such insurance or condemnation award applicable to the Property, along with a credit at Closing for the amount of any deductible amounts or uninsured loss; or
          (b) terminate this Agreement by written notice to Seller and Escrow Agent in which event, (i) within ten (10) days of Buyer’s election to so terminate, the Deposit shall be returned to Buyer by Escrow Agent and (ii) all parties to this Agreement shall be relieved of all further rights, duties and obligations under this Agreement, except for the indemnity obligations described in Sections 5D and 18 hereof.
          Failure of Buyer to make a written election, as aforesaid, shall constitute an election to continue this Agreement in full force and effect in accordance with the foregoing provision of Section 9(a)(ii).
     10. Insurance Policies. Seller shall immediately have all of its insurance policies on the Property, if any, endorsed so as to protect all parties hereto, as their interests may appear, and shall continue such insurance in force during the life of this Agreement. In the event that it shall be determined by Buyer that the Property is inadequately insured, Buyer shall have the right, at Buyer’s option and expense, to obtain such insurance, or additional insurance, as shall be satisfactory to Buyer.
     11. Closing. The delivery to the Escrow Agent of the Purchase Price and all other documents and instruments required to be delivered by either party to the other by the terms of this Agreement (the “Closing”) shall be held at the offices of the Escrow Agent or as otherwise designated by Buyer thirty-five (35) days following the expiration of the Study Period (the “Closing Date”) , but in no event later than October 31, 2006, provided all conditions precedent in Section 7 of this Agreement have been satisfied by Seller.
     12. Additional Undertakings of Seller. At Closing:
          A. The Interest Holders agree to execute, acknowledge and deliver to the Buyer or the Escrow Agent, as appropriate:
          (i) Assignments of the Interests (the “Assignments”), conveying such Interests to the Buyer free from and clear of all liens, encumbrances and covenants, in the form attached hereto as Exhibit G.
          (ii) The Owner’s Affidavit, in the form required by Escrow Agent.
          (iii) A FIRPTA Certificate and any similar form required under applicable state law.

          B. Seller agrees to deliver exclusive possession of the Property to Buyer at the time of Closing free of all tenancies, in a clean and neat condition, free of debris and personalty, unless specifically agreed to in writing by Buyer.
          13. Adjustments. Although this Agreement provides for a sale of membership interests, allocations of cash, receivables and payable shall be made as if there was a sale of the Property. In that regard, Seller shall retain all funds held in accounts on behalf of the Owner immediately proceeding Closing, and those accounts shall be retained by the Owner or transferred to Buyer. As to receipts and obligations of the Owner, the day of Closing shall belong to Buyer and all prorations hereinafter provided to be made as of the Closing shall each be made as of the end of the day before the Closing Date. In each such proration set forth below, the portion thereof applicable to periods beginning as of Closing shall be credited or charged to Buyer and the portion thereof applicable to periods ending as of Closing shall be credited or charged to Interest Holders.
     (i) All taxes, general or special, and all other public, governmental or private charges or assessments against the Property which are or may be payable on an annual basis (including without limitation metropolitan district sanitary commission or other benefit charges, assessments, liens or encumbrances for sewer, water, drainage or other public improvements completed or commenced on or prior to the date hereof, or subsequent thereto) whether assessments therefor have been levied or not as of the Closing Date, are to be adjusted or apportioned as of the date of Closing and are to be assumed and paid thereafter by Buyer.
     (ii) All collected rent and other collected income (and any applicable state or local tax on rent) under Leases in effect on the Closing Date shall be prorated. Interest Holders shall be charged with any rent and other income collected by Seller before Closing but applicable to any period of time after Closing. Uncollected rent and other income shall not be prorated. Buyer shall apply rent and other income from tenants that are collected after the Closing first to the obligations then owing to Buyer for its period of ownership and to costs of collection, remitting the balance, if any, to Interest Holders. Any prepaid rents for the period following the Closing Date shall be paid over by Seller to Buyer. Buyer will make reasonable efforts, without suit, to collect any rents applicable to the period before Closing. Interest Holders may pursue collection as to any rent not collected by Buyer within 6 months following the Closing Date provided that Interest Holders shall have no right to terminate any Lease or any tenant’s occupancy under any Lease in connection therewith.
     (iii) Utilities, including water, sewer, electric, and gas, based upon the last reading of meters prior to the Closing shall be prorated. Seller shall endeavor to obtain meter readings on the day before the Closing Date, and if such readings are obtained, there shall be no proration of such items. Interest Holders shall pay at Closing the bills therefor for the period to the day preceding the Closing, and Buyer shall pay the bills therefor for the period subsequent thereto. If the utility company will not issue separate bills, Buyer will receive a credit against the Purchase Price for Interest Holders’s portion and will pay the entire bill prior to delinquency after Closing. If Seller has paid any utilities no more than 30 days in advance in the ordinary course of business, then Buyer shall be charged its portion of such payment at Closing.
     (iv) Interest Holders shall be responsible for any leasing commissions, tenant improvement costs and allowances, and other out of pocket costs (collectively, “Tenanting Costs”) relating to any Leases existing as of the date of this Agreement (including the Party Place Lease, but excluding any commissions for renewals or expansions of such space as shown on Exhibit F), and Buyer shall be responsible for any Tenanting Costs relating to any Leases executed on or following the Date of this Agreement, and any such costs shall be subject to adjustment and appropriate credits or charges at Closing. At Buyer’s election, any amounts due or outstanding on the Closing Date shall be credited to Buyer and Buyer shall assume responsibility for payment to the extent of such credit, or 125% of any amounts due shall be placed in escrow, to be disbursed at Buyer’s direction as amounts become payable.
     (v) Fees and charges under such of the Service Contracts, licenses and permits as are being assigned to and assumed by Buyer at the Closing, on the basis of the periods to which such Service Contracts, licenses and permits relate shall be prorated.
     14. Recordation and Transfer Taxes. The cost, if any, of all documentary stamps, recordation taxes and transfer taxes imposed by law upon this transaction, if any, shall be divided equally between the parties hereto; provided, however, that Seller shall be solely responsible for payment of any agricultural or development transfer tax which may be payable as a result of the transfer of the Property by Seller.
     15. Default/Rights and Remedies.
          A. By Seller. If (i) Seller wrongfully fails to deliver the Assignments and Buyer is ready, willing and able to perform, or if (ii) Seller shall otherwise breach or default on any of the provisions of this Agreement, and Seller fails to cure such other breach or default within ten (10) business days after receipt of notice from Buyer specifying the nature of such breach or default (unless such cure reasonably requires a longer period of time and Seller commences such cure within such ten (10) business day period and thereafter diligently prosecutes such cure to completion), then, at any time thereafter, Buyer may terminate this Agreement by written notice to Seller and Escrow Agent and, upon receipt of such written notice, Escrow Agent shall promptly return to Buyer the Deposit. Additionally, Buyer shall be entitled to exercise any and all rights and to seek any and all remedies which Buyer may hold or to which it may be entitled, including a suit to compel Seller to specifically perform this Agreement. Whether or not suit for specific performance or damages is filed, Seller shall be responsible to Buyer for all of Buyer’s costs and expenses (including attorneys’ fees) incurred by Buyer in connection with this Agreement, which obligation shall survive any termination of this Agreement, and which in no event shall exceed THIRTY-FIVE THOUSAND DOLLARS ($35,000.00).
          B. By Buyer. If (i) Buyer wrongfully fails to close on the Property and Seller is ready, willing and able to perform, or, if (ii) Buyer shall otherwise breach or default on any of the material provisions of this Agreement, and Buyer fails to cure such other breach or default within ten (10) business days after receipt of notice from Seller specifying the nature of such breach or default (unless such cure reasonably requires a longer period of time and Buyer commences such cure within such ten (10) business day period and thereafter diligently prosecutes such cure to completion) then, as Seller’s sole remedy, upon written notice of Seller to Buyer and Escrow Agent this Agreement shall terminate and Buyer shall forfeit the Deposit and it shall be and become the property of Seller, as liquidated damages. The parties acknowledge that Seller’s actual damages in the event of a default by Purchaser under this Agreement will be difficult to ascertain, and that such liquidated damages represent the parties’ best estimate of such damages.

     16. Waiver of Contingencies. Buyer hereby reserves and is hereby granted by Seller the right, at Buyer’s option, to waive in writing at any time and from time to time any condition precedent or provision of this Agreement which expressly grants to Buyer the right to terminate this Agreement and the right to elect to close under this Agreement without regard to any such condition precedent or provisions so waived by Buyer.
     17. Attorneys’ Fees. In the event that any party hereto shall prevail against the other in a legal action concerning any part of this Agreement, such successful party shall be entitled to its reasonable attorneys’ fees and costs connected with such action in addition to all other recovery or relief.
     18. Broker Fees and Commissions. Seller and Buyer hereby covenant and warrant to each other that neither of them has dealt with a broker or any other person who may be entitled to a commission or fee arising out of the sale of the Property contemplated by this Agreement. Each party does hereby indemnify and hold harmless the other from and against any loss, claim, damage or liability, including court costs and attorneys’ fees, which the other may suffer, incur or expend arising out of or in any way related to any claim by any person or entity for commissions or fees in breach of this warranty.
     19. Notices. All notices, demands, consents, waivers, requests or other communications which this Agreement requires or permits either party to give to the other shall be in writing and shall be deemed given when hand-delivered with a receipt therefor signed by the recipient, or when received after being sent by a nationally or regionally recognized overnight courier service or after being deposited in the United States mail, registered or certified, postage prepaid, with return receipt requested, and addressed as follows:

If to Buyer:	Asset Capital Partners, L.P.
Attn: Blair Fernau
4733 Bethesda Avenue, Suite 800
Bethesda, MD 20814
Telephone: 301/656-2333
Facsimile: 301/656-1960
E-mail:bfernau@assetcapitalcorp.com

with a copy to:	Kennerly Lamishaw & Rossi LLP
Attn: Howard Parelskin
707 Wilshire Boulevard, Suite 1400
Los Angeles, CA 90017
Telephone: 213/426-2075
Facsimile: 213/596-5791
E-mail: howardparelskin@klrfirm.com

If to Seller:	c/o Manekin, LLC
7061 Columbia Gateway Drive
Columbia, MD 21046-3403
Attn: Louis C. LaPenna, COO

with a copy to:
c/o Manekin LLC
7061 Columbia Gateway Drive
Columbia, MD 21046-3403
Attn: General Counsel

with a copy to:
Karen M. Singer
V. P. and General Counsel
Corporate Office Properties Trust
8815 Centre Park Drive
Suite 400
Columbia, MD 21045

If to Escrow Agent:
Chicago Title Insurance Company
Attn: Dianne Boyle
1129 20th Street, NW
Suite 300
Washington, DC 20036
Either party may change its address or addressees for the purpose of this paragraph by giving written notice of such change to the other party in the manner provided in this paragraph.
     20. Miscellaneous.
          A. Time of Essence. Time is of the essence for all purposes hereof.
          B. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland.
          C. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property. All prior negotiations between the parties are merged in this Agreement, and there are no promises, agreements, conditions, undertakings, warranties, or representations, oral or written, express or implied, between them other than as herein set forth.
          D. Amendment. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto.

          E. Waiver. No party hereto shall be deemed to have waived the exercise of any right which it holds hereunder unless such waiver is made expressly and in writing (and no delay or omission by any party hereto in exercising any such right shall be deemed a waiver of its future exercise). No such waiver made as t any instance involving the exercise of any such right shall be deemed a waiver as to any other such instance, or any other such right.
          F. Successors and Assigns. All terms of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.
          G. Assignment. Buyer may transfer and assign its rights and interests under this Agreement to any other entity or person; provided, that Buyer shall not be released as to any indemnity, liability, claim or obligation with respect to the rights and interest so transferred.
          H. Severability. Any term or provision of this Agreement or the application thereof to any person or circumstance, that is to any extent held or rendered invalid, void, unenforceable or illegal shall, except as hereinafter set forth, be considered separate and severable from this Agreement to such extent, provided that the remainder of this Agreement or the application of such term or condition to persons or circumstances other than those with respect to which it is held invalid, void, unenforceable or illegal shall not be affected thereby and shall continue to be applicable and enforceable to the full extent permitted by law.
          I. Headings. The captions and heading therein are for convenience and reference only and in no way define or limit the scope or content of this Agreement or in any way affect its provisions.
          J. Counterparts. This Agreement may be executed in two or more counterpart originals all of which counterparts shall have the same force and effect as if all the parties hereto had executed a single original of this Agreement.
          K. Interpretation. No provision of this Agreement shall be interpreted against either party merely because such provision was drafted by such party or such party’s counsel.
          L. No Joint Venture or Partnership. Nothing contained in this Agreement shall be deemed to create a joint venture or partnership between Seller and Buyer, and any intention to create such a relationship is hereby expressly disclaimed.
          M. Performance On Saturdays, Sundays and Holidays. Whenever the date fixed for the payment of funds, the giving of notice, or the performance of any other provision of this Agreement falls on a Saturday, Sunday, legal holiday or any day on which banking institutions in the city of payment or performance are authorized by law to close, then such payment, notice or performance need not be made on such date, but shall be made on the next succeeding business day with the same force and effect as if made on the date fixed (and, as to payments, no additional interest shall accrue on such payment if payment is made on such next succeeding business day).

          N. Further Assurances. The parties agree to act in good faith, bona fide and to properly and fully execute in a timely manner, any and all documents necessary to carry out the terms and intent of this Agreement. The parties shall also, at all times in the future, upon the request of the other, execute and deliver to the other all additional and further assurances of any nature which may be necessary to fully consummate and carry out the terms and intent of this Agreement; and in the event of the failure of any party so to do, or in the event of any default on the part of any party hereto, the cost and expense of any action of any nature necessary to compel compliance herewith, including reasonable attorneys’ fees, whether in law, or in equity, shall be borne by the defaulting party. Without in any way limiting the foregoing, Seller shall cooperate with Buyer in Buyer’s efforts to obtain the Approvals including, but not limited to, signing applications, plans, plats and other documents required (or deemed necessary by Buyer) to obtain the Approvals. However, nothing contained in this Section shall require either party to assume any liability or expense not expressly required by the terms of this Agreement.
          O. Communications. Other than as may be necessary for Buyer to conduct its Due Diligence Studies or to obtain any of Seller’s Documents or any other information Buyer is entitled to hereunder, Buyer shall use reasonable efforts not to discuss the details of this transaction with the employees of Seller that work at the Property.
          P. Tax Deferred Exchange. Seller may desire to sell the Property, and acquire like kind property, in a manner to qualify as a tax deferred exchange (the “Exchange”) under Section 1031 of the Internal Revenue Code. Buyer shall cooperate with Seller by executing such documents as may be reasonably necessary to carry out the Exchange, provided no such documents shall require Buyer to incur any liabilities, obligations or costs in connection with such Exchange. All expenses incurred by Buyer as a result of such cooperation shall be paid by Seller, including, without limitation, any legal fees and expenses incurred by Buyer for the review of the Exchange documents or otherwise in connection with the Exchange. Neither the time for Closing nor any of the other terms of this Agreement shall be affected by the Exchange. Seller shall indemnify, hold harmless and, upon request of Buyer, defend Buyer against all claims, costs and liabilities which Buyer may suffer arising out of or in any way related to the Exchange. Buyer makes no representation as to whether the Exchange will qualify as a tax deferred exchange under applicable laws and regulations and shall have no liability if it fails to do so.
          Q. Audit Cooperation. At Buyer’s request, at any time before or after Closing, Seller shall provide to Purchaser’s designated independent auditor access to the books and records of the Property and of Owner, and all related information regarding the period for which Buyer is required to have audited under the regulations of the Securities and Exchange Commission, and Seller shall provide to such auditor a representation letter regarding the books and records of the Property and Owner, in substantially the form of Exhibit H attached hereto, in connection with the normal course of auditing the Property and Owner in accordance with generally accepted auditing standards; provided, however, that the foregoing can be accomplished at a cost to Seller not to exceed $250.00. Buyer agrees to indemnify and hold harmless the Seller from any claim, damage, loss, or liability to which Seller is at any time subjected by any person who is not a party to this Agreement as a result of Seller’s compliance with this paragraph.

          IN WITNESS WHEREOF, the parties hereto have affixed their signatures and seals to this Agreement the day and year first above written.

WITNESS/ATTEST:	MOR FORBES 2 LLC

By: Manekin Forbes LLLP
		By:	RA & DM, Inc., General Partner

		By:	/s/ Louis C. LaPenna	(SEAL)

Louis C. LaPenna
Vice President

By: Corporate Office Properties, L.P.
		By:	Corporate Office Properties Trust,
General Partner

	By:	/s/ Roger A. Waesche, Jr.		(SEAL)

Roger A. Waesche, Jr.
Executive Vice President

WITNESS/ATTEST:	MANEKIN FORBES LLLP
By: RA & DM, Inc., General Partner

		By:	/s/ Louis C. LaPenna	(SEAL)

Louis C. LaPenna
Vice President

CORPORATE OFFICE PROPERTIES, L.P.
	By:	Corporate Office Properties Trust,
General Partner

	By:	/s/ Roger A. Waesche, Jr.		(SEAL)

Roger A. Waesche, Jr.
Executive Vice President

ASSET CAPITAL PARTNERS, L.P., a Delaware limited partnership

BY: ACC GP, LLC, its general partner

BY: Asset Capital Corporation, Inc., its sole member

By:	/s/ Blair Fernau		(SEAL)

	Name:	Blair Fernau
	Title:	Chief Investment Officer

Joinder of Escrow Agent
     The undersigned joins in the foregoing Agreement of Purchase and Sale to acknowledge and evidence his agreement to serve as Escrow Agent hereunder and to comply with the provisions of this Agreement as they apply to the Escrow Agent, and his rights, duties and obligations, and to acknowledge his receipt of the Deposit from Buyer in the form of a check in the amount of One Hundred Thousand Dollars ($100,000) this ___day of July, 2006.

CHICAGO TITLE INSURANCE COMPANY

By:

Name:

Title: